UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8 – K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report:   April 20, 2005

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number  0-7903

DELAWARE	36-2675371
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:  (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On April 20, 2005, the Registrant as borrower, its subsidiaries as guarantors, and The LaSalle Bank National Association executed an Amended and Restated Credit Agreement (the “Agreement”).  The Agreement provides for a $30 million revolving credit facility, with a $10 million sub-facility for letters of credit. The revolving credit availability is based on a formula of eligible accounts receivable, eligible inventory, machinery and equipment and real estate, subject to a minimum excess collateral availability factor.  Effective June 30, 2006, the Registrant will also be required to maintain a maximum senior leverage ratio.  The covenants also limit the incurrence of additional indebtedness, acquisitions, liens and encumbrances and other matters customarily restricted in such agreements.  The borrowing continues to be secured by a first security interest in all existing and hereafter acquired assets of the Registrant and its subsidiaries, including accounts receivable, inventory, machinery and equipment, real estate and the equity securities of the Registrant’s subsidiaries.  Under certain conditions, the Registrant may request a release of all security interest after June 30, 2006, at which time the Registrant would no longer be subject to a borrowing base formula, but would be subject to several financial covenants.

The purpose of the Agreement was to refinance existing bank debt on more favorable terms and to provide for the working capital requirements and general corporate purposes of the Registrant and its subsidiaries.

The Registrant’s borrowings under its bank lines were $8,000,000 and $7,500,000 as of March 31, 2005 and April 19, 2005, respectively.

Item 2.03.  Creation of a Direct Financial Obligation

See Item 1.01 above

Item 9.01.  Financial Statements and Exhibits.

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Exhibits.

The Agreement will be filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION

DATE:	April 20, 2005	/s/ Daniel P. Gorey
DANIEL P. GOREY
Vice President, Chief Financial
Officer and Treasurer
(Chief Financial & Accounting
Officer)